Exhibit 22.2
                        The Company's 1997 Annual Report

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                          THE COMMERCIAL BANCORP, INC.

                               1997 ANNUAL REPORT

                               1997 ANNUAL REPORT




Contents                                                                    Page

Corporate Profile and General Information.....................................1

Common Stock Prices and Dividends.............................................1

Consolidated Financial Highlights.............................................2

Message from the Chairman and President.....................................3-4

Selected Financial Data.......................................................5

Management's Discussion and Analysis of Financial Condition
         and Results of Operations.........................................6-13

Consolidated Financial Statements.........................................16-28

Independent Auditors' Report.................................................15

Officers and Directors.......................................................29

                                CORPORATE PROFILE


The Commercial Bancorp, Inc. (the "Holding Company") was incorporated on August 15, 1996. The Holding Company owns 100% of the outstanding common stock of The Commercial Bank of Volusia County (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business on October 14, 1997, and provides community banking services to businesses and individuals in Volusia County, Florida. At December 31, 1997, the Company operated one retail banking office in Ormond Beach, Florida and had total assets of $7.1 million and total stockholders' equity of $4.3 million.


                               GENERAL INFORMATION


Corporate
Headquarters                258 North Nova Road
                            Ormond Beach, Florida 32174
                            (904) 672-3003

Annual Meeting              The Annual Meeting of the Stockholders  will be held
                            at  the  Trails  Homeowners   Association  Community
                            Center,  201 Main Trail,  Ormond  Beach,  Florida at
                            2:00 P.M., Tuesday, April 21, 1998.

Transfer Agent and
Registrar                   The Commercial Bancorp, Inc.
                            258 North Nova Road
                            Ormond Beach, Florida  32174

Form 10-KSB                 A  copy  of the  Form  10-KSB,  as  filed  with  the
                            Securities and Exchange Commission, may be obtained by stockholders without charge upon written request to Mr. Harvey E. Buckmaster, Senior Vice President -
                            Chief Financial Officer and Cashier,  The Commercial
                            Bancorp,  Inc.,  258 North Nova Road,  Ormond Beach,
                            Florida 32174.

Corporate Counsel           Igler & Dougherty, P.A.
                            1501 Park Avenue East
                            Tallahassee, Florida  32301

Independent
Auditors                    Hacker, Johnson, Cohen & Grieb PA
                            Certified Public Accountants
                            500 North Westshore Boulevard
                            Tampa, Florida  33609

                        COMMON STOCK PRICES AND DIVIDENDS

The Company's common stock is not actively traded. The common stock was recently sold in a public offering in which the Company sold "units" including one common share and a warrant entitling the holder to purchase an additional common share. The units were sold for $10 each. The Company has never paid cash dividends. Future dividends, if any, will be determined by the Board of Directors.

As of February 28, 1998, the Company had 327 holders of record of common stock.

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                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                 At December 31, 1997 or For the Year Then Ended
                (Dollars in thousands, except per share figures)


At Year End:

         Assets.......................................................$  7,078
         Loans, net...................................................$  3,746
         Deposits.....................................................$  2,678
         Stockholders' equity.........................................$  4,334
         Book value per share.........................................$   9.32
         Shares outstanding........................................... 464,791
         Warrants to purchase one share of common stock outstanding... 464,791
         Equity-to-assets ratio.......................................   61.23%
         Nonperforming assets-to-total assets ratio...................     NIL

For The Year:

         Interest income..............................................    112
         Net loss.....................................................   (262)
         Return on average assets.....................................  (9.18)%
         Return on average equity..................................... (11.91)%
         Average equity-to-average assets ratio.......................   77.02%
         Noninterest expenses to average assets.......................   16.85


                                                                  Average Yield
                                                                     or Rate
                                                                    During the
                                                                    Year Ended
                                                                   December 31,
                                                                      1997
                                                                      ----
Yields and Rates:

         Loan portfolio...............................................    8.88%
         Other interest-earnings assets...............................    4.88%
         All interest-earnings assets.................................    5.38%
         Deposits.....................................................    3.95%
         Other borrowed funds.........................................    9.50%
         Net interest margin (1)......................................    3.28%

-----------------

(1)      Net interest income divided by average interest-earning assets.
(2) Information for 1996 is not presented because the Company was in its organization stage and it is not meaningful in relation to the 1997 information.

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                           MESSAGE FROM THE PRESIDENT


         We are very proud to present our Company's First Annual Report for the year ended December 31, 1997. Of course most of you are aware that, while our Holding Company was active throughout the year in the approval process, the Bank opened for business on October 14, 1997 and has shown remarkable progress since that time. The accompanying report and highlights of our year demonstrate the dramatic difference made when the Bank opened for business.

         First, let us thank each and every one of you personally for your confidence in our organization and the commitment you made with your purchase of stock. Our goals for your investment are: First, and foremost, to provide you with a competitive return on your funds. Second, to provide you with an organization of which you can be proud. And, of course, to plan for the future growth of our organization in our own County and throughout the State.

         In fact, our plans for growth are already having an affect on our Company. After beginning talks in October of last year, another organizing group from Sebring, Florida (in Highlands County), signed an Organizer's Agreement documenting their intent to apply for a State Charter for a bank that will become a wholly-owned subsidiary of The Commercial Bancorp, Inc. We view this opportunity to become a multi-bank holding company as one of the most exciting possibilities we could have anticipated.

         Within our first Bank, the financial statements will show you the significant amount of loan and deposit growth we experienced in our first 75 days. As expected, many customers who had banked with the former First State Bank of Florida in our existing location wanted to return to banking here with our new bank. That allowed for us to bring loans and deposits into the Bank much more rapidly than many new ventures might have expected. By the year end, loan outstandings were in excess of $3.7 Million. Deposits were slightly behind that at almost $2.7 Million. This surplus of loans over deposits left little for our Bank to invest, and it was all placed in liquid funds.

         Of course, because we were only open for 75 days in the final quarter, but had to recognize most of our organizational costs as expenses for the first year, our company showed an operating loss. Our goal for the coming year will be to turn the operations profitable and begin to recover the initial losses as soon as possible. With continued growth in loans, that goal should be realized.

         There is an anomaly in the highlights section of our reports that may give rise to questions we would like to address. This aberration is the result of the Company having issued a minor amount of stock to the original Organizers ($65,000 worth) and having operated throughout the year even though the Bank was open for only part of the final quarter. You may notice the "Basic and diluted loss per share" being shown as $2.00/share. Still, the actual book value of shares is currently $9.32/share. The difference is that losses per share are reported based on the average outstanding shares, which increased from the original 6,500 shares of the company to the 464,791 shares at the end of the year. That average is a much lower number and, in our opinion, distorts the actual losses for each shareholder.

         Our Bank and Company have just entered the most exciting times for any venture: our first days of operations. Coupled with the opportunity we now have in another community for a second bank, you can see why we are so proud and excited to be a part of the financial community in our State and feel that opportunities abound for a Florida-based company. So many of the Banks in our State are owned by out-of-state companies and we don't believe they can be as effective, or interested, in our communities as the people who live here. For that reason we are confident of our future and the potential for our Banks and Company. We look forward to fulfilling our goals as well as your, and our customers, expectations.

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         Once again,  thank you for your  support and please  don't  hesitate to call on us if we can provide you with any further information or be of service to you in the Bank.

Sincerely,

THE COMMERCIAL BANCORP, INC.


/s/ Gary G. Campbell

Gary G. Campbell
President

March 31, 1998

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                             SELECTED FINANCIAL DATA

                 At December 31, 1997 or for the Year then Ended
                (Dollars in thousands, except per share figures)




At Year End:

Cash and cash equivalents......................................     $   2,466
Loans, net.....................................................         3,746
All other assets...............................................           866
                                                                     --------

     Total assets..............................................     $   7,078
                                                                      =======

Deposit accounts...............................................         2,678
All other liabilities..........................................            66
Stockholders' equity...........................................         4,334
                                                                      -------

     Total liabilities and stockholders' equity................     $   7,078
                                                                      =======

For the Year:

Total interest income..........................................           113
Total interest expense.........................................            44
                                                                    ---------

Net interest income............................................            69
Provision for loan losses......................................            35
                                                                    ---------

Net interest income after provision for loan losses............            34
                                                                    ---------

Noninterest income.............................................             2
Noninterest expenses...........................................           481
                                                                     --------

Loss before income tax credit..................................          (445)

Income tax credit..............................................          (183)
                                                                      --------

Net loss.......................................................    $     (262)
                                                                      ========

Basic and diluted loss per share (1)...........................    $    (2.00)
                                                                      ========

Weighted-average number of shares outstanding for basic and diluted... 130,682
                                                                       =======


Ratios and Other Data:

Return on average assets.......................................         (9.18)%
Return on average equity.......................................        (11.91)%
Average equity to average assets...............................          77.02%
Net interest margin............................................           3.28%
Noninterest expenses to average assets.........................          16.85%
Ratio of average interest-earning assets to average
     interest-bearing liabilities..............................           3.84
Nonperforming loans and foreclosed real estate as a percentage
     of total assets at end of year............................            NIL
Allowance for loan losses as a percentage
     of total loans at end of year..............................           .93%
Total number of banking offices.................................             1
Total shares outstanding at end of year.........................       464,791
Book value per share at end of year.............................        $ 9.32
Dividends pay-out ratio.........................................           -

(1)  Based on weighted-average number of shares outstanding during the year.
(2) Information for 1996 is not presented because the Company was in its organization stage and it is not meaningful in relation to the 1997 information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          Year Ended December 31, 1997

                                     General

The Commercial Bancorp, Inc. (the "Holding Company") was incorporated on August 15, 1996. The Holding Company owns 100% of the outstanding common stock of The Commercial Bank of Volusia County (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on October 14, 1997, and provides community banking services to businesses and individuals in Volusia County, Florida.

                                New Bank Charter

Management intends to organize and open a new state-charter commercial bank in Sebring, Highlands County, Florida. The Bank will become a wholly-owned subsidiary of the Company.

                           Regulation and Legislation

As a state-chartered commercial bank, the Bank is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida DBF") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank files reports with the Florida DBF and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida DBF and the FDIC to monitor the Bank's compliance with the various regulatory requirements. The Holding Company and the Bank are also subject to regulation and examination by the Federal Reserve Board of Governors.

                              Year 2000 Compliance

Management has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures, due to processing errors arising from calculations using the year 2000 date. Based on current estimates the Bank expects to incur $50,000 over the next three years on its program to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While management believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. Management is requiring its computer system and software vendors to represent that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

                         Liquidity and Capital Resources

The Company's primary source of cash during the year ended December 31, 1997 was the proceeds from the sale of common stock of $4.6 million and net deposit inflows of $2.7 million. Cash was used primarily to originate loans and to purchase premises and equipment. At December 31, 1997, the Bank exceeded its regulatory liquidity requirements.

                                   Credit Risk

The Company's primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Company. While the Company has instituted underwriting guidelines and credit review procedures to protect the Company from avoidable credit losses, some losses will inevitably occur. The Company had no nonperforming assets at December 31, 1997, and has no charge-off experience.

The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):

                                                            At December 31, 1997
                                                                           Loans
                                                                             to
                                                                           Total
                                                            Amount         Loans
                                                            ------         -----
               Commercial loans.......................      $  29          81.5%
               Real estate loans......................          4          11.4
               Consumer loans.........................          2           7.1
                                                               --        ------

               Total allowance for loan losses........       $ 35         100.0%
                                                               ==         =====

The allowance for credit losses represented .93% of the total loans outstanding at December 31, 1997.

The following table sets forth the composition of the Company's loan portfolio at December 31, 1997:

                                                                            % of
                                                          Amount           Total
                                                                  (in thousands)

               Commercial.............................     $ 3,073        81.5%
               Real estate............................         429        11.4
               Consumer and home-equity loans.........         268         7.1
                                                            ------       ------

                                                             3,770       100.0%
                                                                         =====

               Add (subtract):
                 Allowance for loan losses............         (35)
                 Net loan deferred costs..............          11
                                                             -----

               Loans, net.............................     $ 3,746
                                                             =====

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                         Regulatory Capital Requirements

The Holding Company and the Bank are subject to various regulatory capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                                                            To Be Well
                                                                                 Minimum                 Capitalized Under
                                                                               For Capital               Prompt Corrective
                                                     Actual                 Adequacy Purposes:           Action Provisions
                                      ---------------------------------------------------------         -------------------
                                       Amount            %          Amount           %          Amount            %
                                      -------          ----        -------         ----        -------           ----
                                                            (dollars in thousands)
     As of December 31, 1997:
         Total capital (to Risk
         Weighted Assets).........   $  3,950            92.7%       $ 341           8.0%         $ 426          10.0%
         Tier I Capital (to Risk
         Weighted Assets).........      3,767            88.4          171           4.0            256           6.0
         Tier I Capital
         (to Average Assets)......      3,767            69.2          218           4.0            272           5.0

                                   Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest-rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance- sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 5 of Notes to Consolidated Financial Statements.

The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest-rate risk.
However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

                           Asset - Liability Structure

As part of its asset and liability management, the Company has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Company's earnings. Management believes that these processes and procedures provide the Company with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, the Company's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).

The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

                                                                More           More
                                                     One      than One       than Five
                                                     Year     Year and       Years and          Over
                                                      or      Less than      Less than          Ten
                                                     Less    Five Years      Ten Years          Years           Total
                                                    ------   ----------      ---------          -----           ----
Loans (1):
    Commercial loans..........................     $ 3,053            20            -              -            3,073
    Real estate loans.........................         348            -             35             46             429
    Consumer loans............................           5           223            -              -              228
    Credit lines..............................          36             4            -              -               40
                                                   -------      --------       -------       --------         -------

         Total loans..........................       3,442           247            35             46           3,770

Federal funds sold............................       1,400            -             -              -            1,400
                                                     -----     ---------       -------       --------           -----

         Total rate-sensitive assets..........       4,842           247            35             46           5,170
                                                     -----       -------        ------         ------           -----

Deposit accounts (2):
    Money-market deposits.....................          66            -            -              -                66
    NOW deposits..............................         948            -            -              -               948
    Savings deposits..........................          93            -            -              -                93
    Certificates of deposit...................         514           225           -              -               739
                                                   -------       -------      --------       --------          ------

         Total rate-sensitive liabilities.....       1,621           225           -              -             1,846
                                                     -----       -------      --------       --------           -----

GAP (repricing differences)...................     $ 3,221            22            35             46           3,324
                                                     =====       =======       =======         ======           =====

Cumulative GAP................................     $ 3,221         3,243         3,278          3,324
                                                     =====         =====         =====          =====

Cumulative GAP/total assets...................        45.5%         45.8%         46.3%          47.0%
                                                      ====          ====          ====           ====

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2) Money market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1997 (in thousands):


                                                                   Real                         Credit
         Years Ending                                        Commercial         Estate        Consumer           Lines
         December 31,                                             Loans          Loans           Loans          Funded
         ------------                                         ---------          -----         -------          ------
    Total
    -----
           1998.............................      $ 2,336            29             33              3           2,401
           1999.............................           43             5             30              4              82
           2000-2001........................          288            11             47              7             353
           2002-2003........................          406            12             32              7             457
           2004 & beyond....................          -             372             86             19             477
                                                 --------           ---            ---             --          ------

           Total............................      $ 3,073           429            228             40           3,770
                                                    =====           ===            ===             ==           =====

Of the $1.4 million of loans at December 31, 1997 due after one year, 20.1% of such loans have fixed interest rates and 79.9% have adjustable interest rates.

The following table sets forth total loans originated and repaid during 1997:

                                                                   Year Ended
                                                                  December 31,
                                                                       1997
                                                                 (in thousands)
                                                                 --------------
         Originations:
                  Commercial loans..............................      $ 3,290
                  Real estate loans.............................          430
                  Consumer loans................................          231
                  Credit lines .................................           40
                                                                       ------

                           Total loans originated...............        3,991

                  Principal reductions..........................        (210)
                                                                      -------

                  Increase in total loans.......................      $ 3,781
                                                                        =====

The following table shows the distribution of, and certain other information relating to, the Company's deposit accounts by type (dollars in thousands):

                                                           At December 31, 1997
                                                           --------------------
                                                                         % of
                                                               Amount  Deposits
                                                              -------  --------
         Demand deposits...................................   $   832     31.0%
         NOW deposits......................................       948     35.4
         Money market deposits.............................        66      2.5
         Savings deposits..................................        93      3.5
                                                               ------   ------

                  Subtotal.................................     1,939     72.4

         Certificate of deposits:
                  5.00% - 5.99%............................       514     19.2
                  6.00% - 6.99%............................       225      8.4
                                                               ------   ------

         Total certificates of deposit.....................       739     27.6
                                                               ------    -----

         Total deposits....................................   $ 2,678    100.0%
                                                                =====    =====

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 1997 which mature during the periods indicated (in thousands):


                                                     Year Ending December 31,
                                                     ------------------------
                                                  1998         2000       Total
                                                  ----         ----       ----

     5.00% - 5.99%..........................     $ 514          -           514
     6.00% - 6.99%..........................        -           225         225
                                                 -----          ---         ---

     Total certificates of deposit..........     $ 514          225         739
                                                   ===          ===         ===

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

                                                                   December 31,
                                                                       1997
                                                                       ----

     Due over three months to six months...........................   $ 100
     Due over one year.............................................     200
                                                                        ---

                                                                      $ 300
                                                                      -----

                              Results of Operations

The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, the Company's net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of its noninterest income, and its noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread;
(v) net interest margin. Average balances are based on average daily balances.

                                                             Year Ended December 31, 1997
                                                             ----------------------------
                                                                       Interest       Average
                                                        Average          and           Yield/
                                                        Balance       Dividends        Rate
                                                        -------       ---------       -------
                                                                  ($ in thousands)
Interest-earning assets:
     Loans............................................. $  259           23             8.88%
     Other interest-earning assets (1).................  1,842           90             4.88
                                                         -----          ---

         Total interest-earning assets.................  2,101          113             5.38

Noninterest-earning assets.............................    754
                                                        ------

         Total assets.................................. $2,855
                                                         =====

Interest-bearing liabilities:
     Demand, money market, savings and NOW deposits....    179            6             3.20
     Certificates of deposit...........................     74            4             5.76
     Other (2).........................................    359           34             9.50
                                                        ------          ---

         Total interest-bearing liabilities............    612           44             7.19

Noninterest-bearing liabilities........................    44
Stockholders' equity...................................  2,199
                                                         -----

         Total liabilities and stockholders' equity....$ 2,855
                                                         =====

Net interest/dividend income...........................               $  69
                                                                        ===

Interest-rate spread...................................                              (1.81%)
                                                                                       ====

Net interest margin....................................                                3.28%
                                                                                       ====

Ratio of average interest-earning assets to average
     interest-bearing liabilities......................   3.84
                                                          ====

(1) Other interest-earning assets include federal funds sold and interest-earning deposits.
(2)  Borrowings during organization phase of bank.

Year Ended December 31, 1997

General. Net loss for the year ended December 31, 1997 was $261,698 or $2.00 per basic and diluted share. During the year ended December 31, 1997 the Bank had not achieved the asset size necessary to operate profitably.

Interest Income and Expense. Interest income totaled $112,458 for the year ended December 31, 1997. Interest income earned on loans was $22,789. The average loan portfolio balance for the year ended December 31, 1997 was $259,000 and the weighted average yield was 8.88%.

Interest on federal funds sold and deposits in banks totalled $89,669. The average balance of these assets was $1.8 million with a weighted average yield of 4.88%.

Interest expense on deposit accounts amounted to $10,007 for the year ended December 31, 1997. The weighted-average cost of deposits was 3.95%. Interest expense on other borrowed funds used primarily during the organization phase of the Bank amounted to $33,515 for the year ended December 31, 1997. The weighted-average balance outstanding and cost of other borrowed funds was $359,000 and 9.50%, respectively.

Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending conducted by the Company, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to the Company's market areas, and other factors related to the collectibility of the Company's loan portfolio. The provision for the year ended December 31, 1997 was $35,000.

Other Expense. Other expense totalled $480,681 for the year ended December 31, 1997. Salaries and employee benefits was the largest, amounting to $245,302.

Income Taxes. The Company recognized a credit for income taxes as well as a deferred tax asset because management believes its likely the Company will be able to generate taxable income in the future to offset these amounts.

                     Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                         Future Accounting Requirements

Financial Accounting Standards 130 - Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY
                              Ormond Beach, Florida


                   Audited Consolidated Financial Statements
              At December 31, 1997 and 1996 and For the Year Ended
           December 31, 1997 and for the Period from August 15, 1996
                      (Incorporation) to December 31, 1996

                  (Together with Independent Auditors' Report)

                          Independent Auditors' Report



Board of Directors
The Commercial Bancorp, Inc.
Ormond Beach, Florida:

We have audited the accompanying consolidated balance sheets of The Commercial Bancorp, Inc. and Subsidiary (the "Company") at December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and for the period from August 15, 1996 (incorporation) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from August 15, 1996 (incorporation) to December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Hacker, Johnson, Cohen & Grieb, PA
HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 13, 1998

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets


                                                                At December 31,
                                                                ---------------
                                                                 1997     1996
                                                                 ----     ----
    Assets

Cash and due from banks.................................... $ 1,065,817   11,959
Federal funds sold.........................................   1,400,000     -
                                                              ---------   ------

              Total cash and cash equivalents..............   2,465,817   11,959

Loans, net of allowance for loan losses of $35,000.........   3,745,577     -
Premises and equipment, net................................     462,784     -
Accrued interest receivable and other assets...............     220,588  149,538
Deferred income taxes......................................     183,161     -
                                                             ----------  -------

              Total assets..................................$ 7,077,927  161,497
                                                              =========  =======

    Liabilities and Stockholders' Equity

Liabilities:
    Demand deposits.........................................    832,396     -
    Savings and NOW deposits................................  1,040,454     -
    Money-market deposits...................................     65,777     -
    Time deposits...........................................    739,433     -
                                                             ----------  -------

              Total deposits................................  2,678,060     -

    Official checks..........................................    54,138     -
    Due to organizers........................................        -   134,204
    Accrued interest payable and other liabilities...........    11,944     -
                                                             ----------  -------

              Total liabilities.............................. 2,744,142  134,204
                                                              ---------  -------

Commitments (Note 5)

Stockholders' Equity:
    Common stock, $.01 par value 10,000,000 shares authorized,
         464,791 and 6,500 shares issued and outstanding....      4,648       65
    Additional paid-in capital..............................  4,628,542   64,935
    Accumulated deficit.....................................  (299,405) (37,707)
                                                              ---------  -------

              Total stockholders' equity....................  4,333,785   27,293
                                                              ---------  -------

              Total liabilities and stockholders' equity... $ 7,077,927  161,497
                                                              =========  =======





See Accompanying Notes to Consolidated Financial Statements.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations


                                                                               Period From
                                                                             August 15, 1996
                                                                             (Incorporation)
                                                              Year Ended            to
                                                             December 31,      December 31,
                                                                 1997              1996
                                                                 ----              ----
Interest income:
    Loans...................................................$   22,789              -
    Federal funds sold......................................    45,967              -
    Deposits in banks.......................................    43,702              -
                                                               -------            -----

         Total interest income..............................   112,458              -
                                                               -------            -----

Interest expense:
    Deposits................................................    10,007              -
    Other...................................................    33,515            2,123
                                                              --------           ------

         Total interest expense.............................    43,522            2,123
                                                              --------           ------

         Net interest income (expense)......................    68,936           (2,123)

Provision for loan losses...................................    35,000              -
                                                              --------            -----

         Net interest income (expense) after provision......    33,936           (2,123)
         for loan losses                                      --------           ------

Noninterest income-
    Other service charges and fees..........................     1,886              -
                                                              --------            -----

Noninterest expense:
    Salaries and employee benefits..........................   245,302              -
    Occupancy expense.......................................    91,720              -
    Advertising.............................................    15,842              -
    Professional fees.......................................    11,269              -
    Office supplies.........................................    40,610              -
    Telephone...............................................    20,557              -
    Data processing.........................................     2,631              -
    Other...................................................    52,750           35,584
                                                              --------           ------

         Total noninterest expense..........................   480,681           35,584
                                                               -------           ------

Loss before income tax benefit..............................  (444,859)         (37,707)

         Income tax benefit.................................  (183,161)             -
                                                              --------          -------

Net loss                                                     $(261,698)         (37,707)
                                                              ========          =======

Loss per share:

    Basic................................................... $   (2.00)           (5.80)
                                                             =========          =======

    Diluted................................................. $   (2.00)           (5.80)
                                                             =========          =======

Weighted-average shares outstanding for basic and diluted...   130,682            6,500
                                                              ========           ======



See Accompanying Notes to Consolidated Financial Statements.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity




                                                                                 Additional                           Total
                                                                   Common          Paid-In        Accumulated     Stockholders'
                                                                   Stock           Capital         Deficit             Equity
Balance at August 15, 1996.................................      $   -                 -               -                  -

Issuance of 6,500 shares of common stock...................            65             64,935           -                 65,000

         Net loss..........................................          -                 -            (37,707)            (37,707)
                                                                ---------      -------------        -------         -----------

Balance at December 31, 1996...............................            65             64,935         37,707              27,293

Retire 6,500 shares of common stock........................           (65)           (64,935)          -                (65,000)

Issuance of 464,791 shares of common stock net of
         $14,720 of offering costs.........................         4,648          4,628,542           -              4,633,190

         Net loss..........................................          -                 -           (261,698)           (261,698)
                                                                 --------      -------------        -------          ----------

Balance at December 31, 1997...............................       $ 4,648          4,628,542       (299,405)          4,333,785
                                                                    =====          =========        =======           =========


































See Accompanying Notes to Consolidated Financial Statements.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                                                         Period From
                                                                                                      August 15, 1996
                                                                                                      (Incorporation)
                                                                                        Year Ended        to
                                                                                       December 31,      December 31,
                                                                                         1997               1996
                                                                                         ----               ----
Cash flows from operating activities:
    Net loss  ....................................................................... $  (261,698)          (37,707)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation................................................................      16,579              -
         Provision for loan losses...................................................      35,000              -
         Credit for deferred income taxes............................................    (183,161)             -
         Increase in accrued interest receivable and other assets....................     (71,050)         (149,538)
         Increase in accrued interest payable and other liabilities..................      11,944              -
                                                                                       ----------           -------

              Net cash used in operating activities..................................    (452,386)         (187,245)
                                                                                        ---------           -------

Cash flows from investing activities:
    Net increase in loans............................................................  (3,780,577)             -
    Purchase of premises and equipment...............................................    (479,363)             -
                                                                                        ---------          --------

              Net cash used in investing activities..................................  (4,259,940)             -
                                                                                        ---------          --------

Cash flows from financing activities:
    Net increase in noninterest-bearing demand, savings,
         money-market and NOW deposits...............................................   1,938,627              -
    Net increase in time deposits....................................................     739,433              -
    Net increase in official checks..................................................      54,138              -
    Advances from organizers.........................................................       -               134,204
    Net repayment of advances from organizers........................................    (134,204)             -
    Retire common stock..............................................................     (65,000)             -
    Sale of common stock.............................................................   4,633,190            65,000
                                                                                        ---------           -------

              Net cash provided by financing activities..............................   7,166,184           199,204
                                                                                        ---------           -------

Net increase in cash and cash equivalents............................................   2,453,858            11,959

Cash and cash equivalents at beginning of period.....................................      11,959              -
                                                                                       ----------           -------

Cash and cash equivalents at end of period........................................... $ 2,465,817            11,959
                                                                                        =========          ========

Supplemental disclosure of cash flow information: Cash paid during the year for:
         Interest....................................................................$     43,229              -
                                                                                       ==========           =======

         Income taxes................................................................$        -                -
                                                                                       ==========           =======










See Accompanying Notes to Consolidated Financial Statements.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               For the Year Ended December 31, 1997 and the Period
            from August 15, 1996 (incorporation) to December 31, 1996


(1)  Summary of Significant Accounting Policies
    Organization. The Commercial Bancorp, Inc. (the "Holding Company") was incorporated on August 15, 1996. The Holding Company owns 100% of the outstanding common stock of The Commercial Bank of Volusia County (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on October 14, 1997 and provides community banking services to businesses and individuals in Volusia County, Florida.

    Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

    Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Loans Receivable. Loans  receivable  that  management  has  the  intent  and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

         Loan  origination  fees  and  certain  direct   origination  costs  are
         capitalized and recognized as an adjustment of the yield of the related loan.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

    Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset.

    Advances  from  Organizers.   Certain  of  the  Company's   organizers  made
         interest-bearing advances totaling $738,882 during 1996 and 1997 to the Company. These amounts were used to fund organizational and other costs incurred by the Holding Company and the Bank. The advances were repaid to the organizers on September 15, 1997 from the proceeds of the Company's common stock offering.

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(1) Summary of Significant Accounting Policies, Continued
    Off-Balance-Sheet  Instruments.  In the  ordinary  course  of  business  the
         Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

    Advertising.  The Company expenses all media advertising as incurred.

    Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

         Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    Loss Per Share. Loss per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS, because there is no active trading market for the Company's common stock, the average book value per share was used. For 1997, outstanding warrants were not dilutive.

    Future  Accounting  Requirements.   Financial  Accounting  Standards  130  -
         Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(2)  Loans
    The components of loans are as follows:

                                                                 At December 31,
                                                                        1997

              Commercial..........................................  $ 3,072,663
              Real estate.........................................      429,364
              Consumer............................................      228,179
              Lines of credit.....................................       40,118
                                                                    -----------

                                                                      3,770,324
              Add (subtract):
                Allowance for loan losses........................       (35,000)
                Net deferred costs...............................        10,253
                                                                    -----------

              Loans, net.........................................   $ 3,745,577
                                                                      =========

    An analysis of the change in the allowance for loan losses follows:

                                                                      Year Ended
                                                                    December 31,
                                                                            1997

              Beginning balance..................................   $       -
              Provision for loan losses..........................        35,000
                                                                         ------

              Ending balance.....................................   $    35,000
                                                                         ======

    The Company had no impaired loans in 1997.

(3) Premises and Equipment
    A summary of premises and equipment follows:

                                                                 At December 31,
                                                                            1997

              Bank premises......................................   $    96,080
              Furniture, fixtures and equipment..................       383,283
                                                                        -------

                  Total, at cost.................................       479,363

                  Less accumulated depreciation..................       (16,579)
                                                                       -------

                  Premises and equipment, net....................   $  462,784
                                                                       =======

                                                                    (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(3) Premises and Equipment, Continued
    The Company leases its office facility under an operating lease. The lease contains an escalation clause of 4% yearly and provides for annual adjustments for the Company's prorata share of operating expenses. Rent expense under operating leases during the year ended December 31, 1997 was $38,858. Estimated future rentals over the remaining noncancellable lease terms are as follows:

                                                                 Operating
                  Year Ending                                      Lease
                  December 31,                                     Amount
                  ------------                                     ------

                      1998......................................$  47,798
                      1999......................................   49,249
                      2000......................................   50,757
                      2001......................................   52,325
                                                                  -------

                      Total minimum lease payments..............$ 200,129
                                                                  =======

(4)  Deposits
    Time deposits included the following amounts:

                                                               At December 31,
                                                                    1997
                                                                    ----

              Certificates of Deposit $100,000 and over.........$  300,452
              Certificates of Deposit under $100,000............   438,981
                                                                   -------

                                                                 $ 739,433
                                                                 =========

    A schedule of maturities of certificates of deposit follows:

              Year Ending
              December 31,                                          Amount
              ------------                                          ------

                  1998.......................................... $ 514,431
                  2000..........................................   225,002
                                                                   -------

                                                                 $ 739,433
                                                                 =========

(5) Financial Instruments
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(5) Financial Instruments, Continued
    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                            At December 31, 1997
                                                            --------------------
                                                              Carrying     Fair
                                                               Amount      Value
                                                               ------      -----
         Financial assets:
              Cash and cash equivalents................      $  2,466      2,466

              Loans receivable.........................         3,746      3,703

              Accrued interest receivable..............            16         16

         Financial liabilities:

              Deposit liabilities......................         2,678      2,692

              Accrued interest payable.................             2          2
                                                              =======    =======

    A summary of the notional amounts of the Company's financial instruments which approximates fair value, with off balance sheet risk at December 31, 1997 follows:

              Unused lines of credit.............................        $ 639
                                                                           ===
              Commitments to extend credit.......................        $  -
                                                                           ===

(6) Related Party Transactions
    In the ordinary course of business, the Company has made loans at terms and rates prevailing at the time to officers and directors of the Company. The aggregate dollar amount of these loans totaled approximately $727,225 at December 31, 1997. As of the same dates, these individuals and entities had approximately $71,773 of funds on deposit in the Company.

(7)  Credit Risk
    The Company grants the majority of its loans to borrowers throughout Volusia County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Volusia County, Florida.

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(8)  Income Taxes
    The income tax benefit consisted of the following:

                                                                    Year Ended
                                                                   December 31,
                                                                      1997
              Deferred:
                  Federal.....................................       $(156,000)
                  State.......................................         (27,161)
                                                                       -------

                     Total deferred benefit...................       $(183,161)
                                                                       =======

    The income tax benefit is different than that computed by applying the Federal statutory rate of 34%, as indicated in the following analysis:

                                                                      1997
                                                                      ----
                                                                          % of
                                                                         Pretax
                                                                Amount    Loss
                                                                ------    ----
              Income tax benefit at statutory Federal
                  income tax rate............................$(151,000)  (34.0)%
              Decreases resulting from
                  State taxes, net of federal tax benefit....  (18,000)   (3.7)
                  Other......................................  (14,161)    (.3)
                                                               -------     ----

                                                             $(183,161)  (38.0)%
                                                             =========   =====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                 At December 31,
                                                                            1997
              Deferred tax asset:
                  Organization and startup costs....................   $ 114,000
                  Net operating loss................................      88,000
                  Other.............................................         161
                                                                       ---------

                    Gross deferred tax asset........................     202,161
                                                                         -------

              Deferred tax liabilities:
                  Accrued income net of accrued expenses............      16,000
                  Premises and equipment............................       3,000
                                                                         -------

                    Gross deferred tax liability....................      19,000
                                                                         -------

                    Net deferred tax asset..........................   $ 183,161
                                                                         =======

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(8)  Income Taxes, Continued
    At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes as follows:

              Year Expires

                  2011.............................................   $   4,000
                  2012.............................................     229,000
                                                                        -------

                                                                      $ 233,000
                                                                      =========

(9) Regulatory Matters
    The Holding Company and the Bank are subject to various regulatory capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                                      To Be Well
                                                                          Minimum                  Capitalized Under
                                                                          For Capital              Prompt Corrective
                                               Actual               Adequacy Purposes:             Action Provision:
                                               ------               ------------------             -----------------
                                       Amount            %          Amount           %          Amount            %
                                       ------            -          ------           -          ------            -
     As of December 31, 1997:
         Total capital (to Risk
         Weighted Assets)..........  $  3,950           92.7%      $ 341           8.0%       $  426            10.0%
         Tier I Capital (to Risk
         Weighted Assets)..........     3,767           88.4         171           4.0           256             6.0
         Tier I Capital
         (to Average Assets).......     3,767           69.2         218           4.0           272             5.0

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(10)  Stockholders' Equity
     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, the Bank had no amounts available for dividends.

     As of December 31, 1997, the Company has sold 464,791 shares of common stock for an aggregate of $4,647,910. The Company incurred $14,720 in offering expenses relating to their public offering of the Company's common stock and warrants. Offering expenses were deducted from the proceeds received from the sale of common stock and warrants.

     During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $10.00 per share during the 36 month period ending April 28, 2001. There were 450,000 warrants issued and as of December 31, 1997 they were all warrants outstanding.

(11)  Parent Company Only Financial Information
     The Holding Company's financial information is as follows at December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from August 15, 1996 (incorporation) to December 31, 1996:

                                               Condensed Balance Sheets

                                                              At December 31,
                                                              ---------------
                                                            1997          1996
                                                            ----          ----
                  Assets

              Cash................................... $    371,769       11,959
              Investment in subsidiary...............    3,950,016        -
              Other assets...........................       12,000      149,538
                                                        ----------      -------

                  Total assets.......................  $ 4,333,785      161,497
                                                         =========      =======

                  Liabilities and Stockholders' Equity

              Advances from organizers...............         -         134,204
              Stockholders' equity...................    4,333,785       27,293
                                                         ---------      -------

                  Total liabilities and
                  stockholders' equity...............  $ 4,333,785      161,497
                                                         =========      =======

                       Condensed Statements of Operations
                                                             1997         1996
                                                             ----         ----

              Revenues................................ $    43,702         -
              Expenses................................       5,416       37,707
                                                           -------       ------

                  Earnings (loss) before loss of
                  subsidiary...........................     38,286      (37,707)
                  Loss of subsidiary...................   (299,984)        -
                                                           -------        -----

                  Net loss.............................  $(261,698)     (37,707)
                                                           =======       ======

                                                                     (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(11)  Parent Company Only Financial Information, Continued


                       Condensed Statements of Cash Flows


                                                                                                  1997         1996
                                                                                                  ----         ----
         Cash flows from operating activities:
              Net loss....................................................................   $   (261,698)      37,707
              Adjustments to reconcile net loss to net cash provided by
                (used in) operating activities:
                  Equity in undistributed loss of subsidiaries............................        299,984         -
                  Net decrease (increase) in other assets.................................        137,538     (149,538)
                                                                                                ---------      -------

                  Net cash provided by (used in) operating activities.....................        175,824     (187,245)
                                                                                                ---------      -------

         Cash flows from financing activities:
              Net proceeds from issuance of common stock..................................      4,633,190       65,000
              Retire common shares........................................................        (65,000)        -
              Advances from organizers....................................................           -          134,204
              Net repayment of advances from organizers...................................       (134,204)        -
              Investment in subsidiary....................................................     (4,250,000)        -
                                                                                                ---------       ------

                  Net cash provided by financing activities...............................        183,986      199,204
                                                                                                ---------      -------

         Net increase in cash and cash equivalents........................................        359,810       11,959

         Cash and cash equivalents at beginning of the period.............................         11,959         -
                                                                                               ----------       ------

         Cash and cash equivalents at end of period.......................................    $   371,769       11,959
                                                                                                =========      =======

                             DIRECTORS AND OFFICERS

                          THE COMMERCIAL BANCORP, INC.

OFFICERS

Gary G. Campbell
President and Chief Executive Officer

Harvey E. Buckmaster
Chief Financial Officer


DIRECTORS

Gary G. Campbell
President and Chief Executive Officer

James R. Peacock
Vice Chairman - Real Estate Developer

Larry Kent
Chairman of the Board - Real Estate Developer

Christopher Likes
Practicing Certified Public Accountant
Christopher K. Likes, CPA

Kirk Bauer
Practicing Attorney
Biernacki & Bauer, P.A.

                     THE COMMERCIAL BANK OF VOLUSIA COUNTY

OFFICERS

Gary G. Campbell
President and Chief Executive Officer

Harvey E. Buckmaster
Senior Vice President - Chief Financial Officer and Cashier

Barbara A. Cloyd
Assistant Vice President

Josephine A. Bryan
Assistant Vice President - Loan Administration

Sandy Bowe
Branch Manager - Loan Officer


DIRECTORS

Gary G. Campbell
President and Chief Executive Officer

James R. Peacock
Chairman - Real Estate Developer

Larry Kent
Vice Chairman of the Board - Real Estate Developer

Christopher Likes
Certified Public Accountant

Stanley S. Bronski
Retired

Richard R. Dwyer
Retired Stockbroker

Thomas R. Horton
Trustee/Stetson University

Susan A. Nicholson
Interior Designer

Clarence Singletary
Developer